EXHIBIT 10(ee)

CONFIDENTIAL AND LEGALLY PRIVILEGED

                               SEVERANCE AGREEMENT

                                     BETWEEN

                          AMERICAN EXPLORATION COMPANY

                                       AND

                                 T. FRANK MURPHY
                                TABLE OF CONTENTS
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ARTICLE I.   TERMINATION OF EMPLOYMENT . . . . . . . . . . . . . . . . . . .  -2-

     Section 1.1    EVENTS OF TERMINATION. . . . . . . . . . . . . . . . . .  -2-
     Section 1.2    CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . .  -7-
     Section 1.3    OBLIGATIONS OF THE CORPORATION ON TERMINATION. . . . . .  -8-

ARTICLE II.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . -14-

     Section 2.1    ENFORCEABILITY.. . . . . . . . . . . . . . . . . . . . . -14-
     Section 2.2    REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . -14-
     Section 2.3    NO OFFSET; ENFORCEMENT OF AGREEMENT. . . . . . . . . . . -15-
     Section 2.4    ASSIGNMENT BY THE EXECUTIVE; SUCCESSORS. . . . . . . . . -16-
     Section 2.5    WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . -16-
     Section 2.6    NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . -17-
     Section 2.7    APPLICABLE LAW . . . . . . . . . . . . . . . . . . . . . -17-
     Section 2.8    TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . -17-
     Section 2.9    ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . -17-
     Section 2.10   TERM . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
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                                     (i)

                               SEVERANCE AGREEMENT

          THIS SEVERANCE AGREEMENT, effective as of the 30th day of November, 1995 (the "Effective Date"), by and between AMERICAN EXPLORATION COMPANY, a Delaware corporation having its principal place of business at 1331 Lamar, Suite 900, Houston, Texas 77010 (the "Corporation") and T. Frank Murphy, an individual residing at 301 Maple Valley, Houston, Texas 77056 (the "Executive"),

                                WITNESSETH THAT:

          WHEREAS, the Executive has been employed by the Corporation continuously since July 1, 1989;

          WHEREAS, the Executive currently is a Vice President of the Corporation;

          WHEREAS, certain terms and conditions of the Executive's rights upon termination of employment by the Corporation are set forth in a letter agreement, dated as of September 1, 1994, as amended and supplemented to date (the "Severance Agreement");

          WHEREAS, the parties desire to provide for a comprehensive agreement pursuant to which the terms and conditions of the parties' obligations and duties upon the termination of the Executive's employment would be set forth; and

          WHEREAS, the terms of this Agreement were duly approved and authorized for and on behalf of the Corporation by the Board of Directors of the Corporation (the "Board") at a meeting held on September 7, 1995, at which meeting a quorum was present and voted, were subsequently duly approved by the Compensation Committee of the Board at a meeting held on September 14, 1995, at which meeting a quorum was present and voted and were subsequently duly approved and authorized for and on behalf of the Corporation at a meeting of the Board held on November 30, 1995, at which meeting a quorum was present and voted;

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective upon the Effective Date, to substitute the provisions of this Agreement for the provisions of the Severance Agreement;

ARTICLE I.    TERMINATION OF EMPLOYMENT

     SECTION 1.1    EVENTS OF TERMINATION

          (a) DEATH. The Executive's employment shall terminate automatically upon the Executive's death.

          (b) DISABILITY. If the Corporation determines in good faith that the Executive is unable to perform the Executive's duties because of a Disability (as defined below) that has occurred while the Executive is employed by the Corporation, it may give the Executive written notice in accordance with
Section 2.6 of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Corporation as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive's legal representative.

          (c) WITHOUT CAUSE. Notwithstanding any other provision hereunder, the Corporation shall have the right to terminate the Executive's employment hereunder without "Cause" (as defined in Section 1.1(d)) at any time for any reason in the sole discretion of the Corporation upon not less than thirty (30) days' prior written notice to the Executive.

          (d) CAUSE. The Corporation may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean:

               (i) The willful and continued failure of the Executive to perform substantially the Executive's duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive, which demand shall specifically identify the manner in which the Corporation believes that the Executive has not substantially performed the Executive's duties, or

               (ii) The willful engaging by the Executive in illegal conduct or gross misconduct in connection with the performance of his duties hereunder which is materially injurious to the Corporation.

          For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation.
Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of any senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation.

          (e) GOOD REASON. The Executive may terminate his employment by the Corporation for Good Reason at any time within two (2) years after a Change of Control (as hereinafter defined). For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any one or more of the following events:

               (i) The assignment to the Executive of any duties inconsistent with the Executive's positions, duties, responsibilities and status with the Corporation as of the time immediately prior to the Change of Control or a change in the Executive's reporting responsibilities, titles or offices in effect as of the time immediately prior to the Change of Control or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except with the Executive's written consent.

               (ii) A reduction in the Executive's Basic Compensation or the failure by the Corporation to increase such compensation each year by an amount which at least equals, on a percentage basis, the mean average percentage increase in base salary for all officers of the Corporation (other than the Executive) during such year or the failure by the Corporation to continue to provide prompt payment (or reimbursement to the Executive) of all reasonable expenses incurred by the Executive in connection with the Executive's professional and business activities;

               (iii) A failure by the Corporation to waive any and all restrictions that might exist on the exercise of any stock options or with respect to any awards of restricted stock or other benefits held by the Executive under the Stock Compensation Plans (as defined below) as of the date of a Change of Control;

               (iv) The Corporation requiring the Executive to be based anywhere other than Houston, Texas ("Office"), except for travel on business to an extent reasonably required in the performance of the Executive's duties hereunder or, in the event the Executive consents to any relocation of his Office, the failure by the Corporation to pay (or reimburse the Executive for) all reasonable moving expenses (including all costs, fees and transfer taxes incurred in selling his principal residence) incurred by the Executive relating to a change of the Executive's principal residence in connection with such relocation and to indemnify the Executive against, and reimburse him for, any loss (defined as the difference between the actual sales price of such residence and the higher of
(a) the Executive's aggregate investment in such residence or (b) the fair market value of such residence as determined, at the Corporation's expense, by an independent real estate appraiser designated by the Executive (and reasonably satisfactory to the Corporation)), together with an amount equal to the federal, state and local taxes payable by the Executive in respect of all of the amounts payable to the Executive as contemplated under this paragraph.

               (v) The failure by the Corporation to include the Executive as a participant in any benefit or compensation plan or arrangement generally available to executives of comparable level or the failure by the Corporation to provide the Executive with the number of paid vacation days, holidays and personal days to which the Executive is entitled in accordance with the Corporation's normal leave policy in effect as of the time immediately prior to the Change of Control;

               (vi) The failure of the Corporation to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Corporation;

               (vii) The failure of the Corporation to maintain for the benefit and use by the Executive of an office and support staff as of the time immediately prior to the Change of Control, except with consent of the Executive;

               (viii) The failure of the Corporation to pay or reimburse the Executive for any expenses incurred by the Executive as provided by the Corporation's reimbursement of business expense policy in effect as of the time immediately prior to the Change of Control; or

               (ix) The filing of a voluntary or involuntary petition of bankruptcy by or against the Corporation or the insolvency of the Corporation. For purposes of this Section 1.1(e), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

          (f) RETIREMENT The Executive may terminate his employment by reason of "Retirement" at the end of the fiscal year of the Corporation in which the Executive attains the age of 65 or such later date as the Board shall set with the consent of the Executive.

          (g) VOLUNTARY TERMINATION. The Executive shall have the right at any time to voluntarily terminate his employment by the Corporation (a "Voluntary Termination") for any reason in the sole discretion of the Executive by not less than thirty (30) days' prior written notice to the Corporation; provided however, a termination without Cause, by reason of Death, Disability or Retirement, or Good Reason shall not be treated for any purpose hereunder as a Voluntary Termination.

     SECTION 1.2    CERTAIN DEFINITIONS

          (a)  CHANGE OF CONTROL.  A "Change of Control" shall have occurred if:

               (i) twenty percent (20%) or more of the outstanding common stock of the Corporation has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934) other than directly from the Corporation;

               (ii) there has been a merger or equivalent combination involving the Corporation after which 49% or more of the voting stock of the surviving corporation is held by persons other than former shareholders of the Corporation; or

               (iii) twenty percent (20%) or more of the members of the Board elected by shareholders are persons who were not nominated in the then most recent annual meeting proxy statement of the Corporation, except as a condition of, or a contractual obligation assumed in connection with, the hiring by the Corporation, or the election as a director of the Corporation, of John F. Bookout.

          (b)  BASIC COMPENSATION, TARGET BONUS AND TOTAL COMPENSATION.

               (i) "Basic Compensation" means the Executive's annual base salary, as adjusted from time to time, including amounts the Executive has electively deferred under an arrangement qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), to any cafeteria plan under Section 125 of the Code or otherwise. Basic Compensation does not include bonuses, grants under the American Exploration Company Stock Compensation Plan and the 1994 American Exploration Company Stock Compensation Plan, or any successor plans thereto, or any other stock compensation or employee benefit plan of the Corporation (collectively, all such plans are herein referred to as the "Stock Compensation

Plans"), the value of amounts payable under the Corporation's incentive, savings and retirement plans or welfare benefit plans or the value of any fringe benefits or perquisites the Executive may receive.

               (ii) "Target Bonus" means an amount equal to the aggregate cash amount paid to the Executive in respect of bonuses over the three most recent fiscal years of the Corporation divided by three.

               (iii) "Total Compensation" means the total of the Executive's Basic Compensation plus Target Bonus.

     SECTION 1.3    OBLIGATIONS OF THE CORPORATION ON TERMINATION

          (a)  TERMINATION UPON DEATH OR DISABILITY, WITHOUT
               CAUSE OR FOR GOOD REASON.

               If the Executive's employment is terminated upon his death or Disability, without Cause or for Good Reason:

               (i)  IN GENERAL.

                    The Corporation shall immediately pay the Executive in cash the amount of Basic Compensation previously earned but not yet paid.

               (ii) SEVERANCE BENEFITS

                    (1) All of the Executive's stock options, awards of restricted common stock and other awards under the Stock Compensation Plans, which have not already vested, shall immediately vest and all performance shares and other awards under the Stock Compensation Plans and other compensatory plans, programs or arrangements, if any, shall vest and be paid in full, computed on the assumption that 100% (or, if greater, the maximum percentage) of the targeted level of the Corporation's or the Executive's performance has been met, using the Executive's date of termination as the valuation date;

                    (2) Except as otherwise determined by the Executive, the period during which any stock options granted to the Executive under the Stock Compensation Plans may be exercised shall be extended for an additional six months following the end of the exercise period otherwise applicable to such options; and

                    (3) The Executive shall continue to participate in all executive welfare benefit plans, including health and medical plans, for six months after termination and shall be entitled to (a) reimbursement of COBRA payments to maintain medical and dental insurance up to 18 additional months for said coverage and (b) the use of one or more executive out-placement services, designated by the Executive and paid for by the Corporation.

                    (4) If the Executive's employment is terminated prior to a Change of Control or more than two years after the last Change of Control, the Corporation shall pay the Executive in a lump sum a "Severance Benefit" in cash equal to one (1) times the Executive's Total Compensation as of the time of such termination. If the Executive's employment is terminated during the period ending two years after the last Change of Control, the Corporation shall pay the Executive in a lump sum a Severance Benefit in cash equal to two (2) times the Executive's Total Compensation. Such payment shall be made within thirty (30) days following said termination. In the event of the Executive's death, any amounts payable under this Agreement shall be paid to the beneficiary (or beneficiaries) designated by the Executive and in such amounts or proportions as the Executive shall so designate. If no beneficiary is designated by the Executive or if none shall survive the Executive, then any amounts payable under this Agreement shall be paid to the Executive's surviving spouse, if any, or, if no such surviving spouse exists, to the Executive's estate.

               (iii)     DISABILITY.

                    (1) If, following a termination on account of Disability, the Executive becomes entitled to and receives disability benefits under any disability payment plan sponsored and maintained by the Corporation, the amount otherwise payable by the Corporation to the Executive pursuant to Section 1.3(a) shall be reduced, on a dollar-for-dollar basis, but not below zero, by the amount of any such disability benefits received by him, but only to the extent such benefits are attributable to payments made by the Corporation.

                    (2) The Executive shall have the right in his sole discretion after a termination on account of Disability to engage in regular employment (whether as an employee of another entity or as a self-employed person) and shall have no obligation to perform further services for the Corporation.

          (b)  VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE

               In case of a Voluntary Termination or a termination for Cause, the Executive shall be entitled to (i) his Basic Compensation accrued to the date of termination and (ii) any benefits or awards vested prior to such date, including, without limitation, his right to exercise any vested stock options. Except as otherwise provided in this Agreement or under any employee benefit plan maintained by the Corporation, the Corporation shall have no further obligations to the Executive.

          (c)  RETIREMENT.

               (i) Upon the Retirement of the Executive, the Executive shall receive all of the payments and benefits set forth in Sections 1.3(a)(i) and 1.3(a)(ii)(1), (2) and (3). In addition, the Executive shall receive all retirement benefits he is eligible to receive under the Corporation's employee benefit plans, subject to the terms and conditions of such plans.

               (ii) The Executive shall have the right in his sole discretion after his Retirement to engage in regular employment (whether as an employee of another entity or as a self-employed person) and shall have no obligation to perform further services for the Corporation.

          (d)  ADJUSTMENTS FOR CERTAIN PAYMENTS.  For purposes of this
Section, (i) "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section);
(iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all federal, state and local taxes imposed on the Executive with respect thereto, including the tax imposed under Section 4999 of the Code, determined by applying the highest applicable marginal rates which apply to the Executive's taxable income; (iv) "Present Value" shall mean such value determined in accordance with
Section 280G(d)(4) of the Code; and (v) "Reduced Amount" shall mean the largest aggregate amount of Agreement Payments which (a) is less than the sum of all Agreement Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Agreement Payments were made.

          Anything in this Agreement to the contrary notwithstanding, in the event a certified public accounting firm designated by the Executive (the "Accounting Firm") shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Agreement Payments would meet the definition of a "Reduced Amount." If said firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount.

          If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Corporation shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Corporation in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Corporation may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Corporation and the Executive and shall be made within 30 days of a termination of employment of the Executive. As promptly as practicable following such determination, the Corporation shall pay to, or distribute for the benefit of, the Executive such Agreement Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Agreement Payments as become due to the Executive under this Agreement.

          While it is the intention of the Corporation and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Executive which the Accounting Firm believes has a high probability of success or otherwise, determines that an Overpayment has been made, any such overpayment paid or distributed by the Corporation to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm determines that an Underpayment has occurred, any such underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

          (e) SALE OF RESIDENCE; RELOCATION EXPENSES. If the Executive sells his current residence and moves away from Houston, Texas following (i) the termination of the Executive's employment by the Corporation Without Cause or
(ii) the Executive's termination of his employment within two years after a Change of Control (either for Good Reason or in a Voluntary Termination), then, the Corporation will pay the Executive $25,000 for relocation costs and will reimburse the Executive for half of the loss, if any, the Executive realizes as a result of the sale of his current residence. For this purpose, loss shall equal the amount, if any, by which the cost of the Executive's current residence (including capital improvements) exceeds the net proceeds realized by the Executive from the sale of such residence.

ARTICLE II.  MISCELLANEOUS

     SECTION 2.1    ENFORCEABILITY

          If the scope of any restriction set forth above is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by applicable law, and, if necessary, the scope of any such restriction may be judicially modified (to the extent necessary in any proceeding brought to enforce such restriction) and thereafter fully enforced.

     SECTION 2.2    REMEDIES

          The parties acknowledge that the remedy at law for any breach of any of a party's obligations hereunder would be inadequate and consent to the granting of temporary and permanent injunctive relief in any proceeding brought to enforce any of such provisions without the necessity of proof of actual damages; provided, however, that the foregoing shall not be construed to limit any other right or remedy available to the Corporation or the Executive at law or in equity, and all such rights and remedies shall be cumulative to the extent permitted by applicable law, and the exercise of any one or more of such rights or remedies shall be without prejudice to the exercise of any other such right or remedy.

     SECTION 2.3    NO OFFSET; ENFORCEMENT OF AGREEMENT

          The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others, except as provided in Section 1.3(a)(iii). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Corporation agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2) of the Code and amounts sufficient to reimburse the Executive for all tax liabilities due in respect of such payments of legal fees and expenses, provided however, if an action brought by the Executive, or if the Executive's defense of an action brought by the Corporation, is finally determined to be without merit by a court of competent jurisdiction, the Executive shall refund amounts paid by the Corporation for legal fees, taxes and interest pursuant to this
Section 2.3.

     SECTION 2.4    ASSIGNMENT BY THE EXECUTIVE; SUCCESSORS

          (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) Except as is otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon the Executive, his spouse, heirs, executors and administrators, provided, however, that the obligations of the Executive hereunder shall not be delegated.

          (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     SECTION 2.5    WAIVER

          Failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     SECTION 2.6    NOTICE

          Any notice required or desired to be given pursuant to this Agreement shall be sufficient if in writing sent by registered or certified mail to the addresses hereinafter set forth above or to such other address as any party hereto may designate in writing, transmitted by hand delivery or by registered or certified mail to the other.

     SECTION 2.7    APPLICABLE LAW

          This Agreement shall be governed by the laws of the State of Texas.

     SECTION 2.8    TAXES

          The Corporation may deduct from all amounts paid under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

     SECTION 2.9    ENTIRE AGREEMENT

          The parties hereto agree that this Agreement (together with, to the extent benefits or rights are otherwise affected by this Agreement, any employee benefit plan maintained or sponsored by the Corporation) contains the entire understanding and agreement between them and supersedes all previous agreements and arrangements, if any, relating to the employment of the Executive. This Agreement shall not be amended, modified or supplemented in any respect except by an agreement in writing signed by the Executive and the Corporation.

     SECTION 2.10   TERM

          This Agreement shall remain in full force and effect as long as the Executive is employed by the Corporation. Notwithstanding the foregoing, the terms of this Agreement may be changed by the Corporation with the consent of the Executive. In addition, the Executive may enforce the terms of this Agreement following the termination of the Executive's employment.

          IN WITNESS WHEREOF, the Corporation and the Executive have duly executed this Agreement as of the day and the year first above written.

Attest:                       AMERICAN EXPLORATION COMPANY

______________________        By:___________________________________
                                 Name:  Mark Andrews
                                 Title: Chairman of the Board


Witness:                      EXECUTIVE

______________________        ______________________________________
                              Name:  T. Frank Murphy

                          AMERICAN EXPLORATION COMPANY
                   LIST OF SEVERANCE AGREEMENTS NOT PROVIDED

    Severance agreements with seven executive officers, which are substantially identical in all material respects to the "Severance Agreement between American Exploration Company and T. Frank Murphy", were not provided. The following is a schedule of these agreements and the details in which said documents differ from the aforementioned.

A. SEVERANCE AGREEMENT BETWEEN AMERICAN EXPLORATION COMPANY AND HAROLD M. KORELL

   PAGE 1, PARAGRAPH 1 - replace "T. Frank Murphy, an individual residing at 301 Maple Valley, Houston, Texas 77056 (the "Executive")" with "Harold M. Korell, an individual residing at 11114 Wickway Drive, Houston, Texas 77024 (the "Executive")".

   PAGE 1, PARAGRAPH 2 - replace "the Executive has been employed by the Corporation continuously since July 1, 1989" with "the Executive has been employed by the Corporation continuously since June 1, 1992".

   PAGE 1, PARAGRAPH 3 - replace "the Executive currently is a Vice President of the Corporation" with "the Executive currently is the Senior Vice President/Operations of the Corporation".

   SECTION 1.3(a)(ii)(4) - replace "If the Executive's employment is terminated prior to a Change of Control or more than two years after the last Change of Control, the Corporation shall pay the Executive in a lump sum a "Severance Benefit" in cash equal to one (1) times the Executive's Total Compensation as of the time of such termination. If the Executive's employment is terminated during the period ending two years after the last Change of Control, the Corporation shall pay the Executive in a lump sum a Severance Benefit in cash equal to two (2) times the Executive's Total Compensation" with "If the Executive's employment is terminated prior to a Change of Control or more than two years after the last Change of Control, the Corporation shall pay the Executive in a lump sum a "Severance Benefit" in cash equal to two (2) times the Executive's Total Compensation as of the time of such termination. If the Executive's employment is terminated during the period ending two years after the last Change of Control, the Corporation shall pay the Executive in a lump sum a "Severance Benefit" in cash equal to three (3) times the Executive's Total Compensation".

   SECTION 1.3(e) - delete.

B. SEVERANCE AGREEMENT BETWEEN AMERICAN EXPLORATION COMPANY AND JOHN M. HOGAN

   PAGE 1, PARAGRAPH 1 - replace "T. Frank Murphy, an individual residing at 301 Maple Valley, Houston, Texas 77056 (the "Executive")" with "John M. Hogan, an individual residing at 1 Silktassel, The Woodlands, Texas, 77380 (the "Executive")".

   PAGE 1, PARAGRAPH 2 - replace "the Executive has been employed by the Corporation continuously since July 1, 1989" with "the Executive has been employed by the Corporation continuously since August 13, 1992".

   PAGE 1, PARAGRAPH 3 - replace "the Executive currently is a Vice President of the Corporation" with "the Executive currently is the Senior Vice President and Chief Financial Officer of the Corporation".

   SECTION 1.3(a)(ii)(4) - replace "If the Executive's employment is terminated prior to a Change of Control or more than two years after the last Change of Control, the Corporation shall pay the Executive in a lump sum a "Severance Benefit" in cash equal to one (1) times the Executive's Total Compensation as of the time of such termination. If the Executive's employment is terminated during the period ending two years after the last Change of Control, the Corporation shall pay the Executive in a lump sum a Severance Benefit in cash equal to two (2) times the Executive's Total Compensation" with "If the Executive's employment is terminated prior to a Change of Control or more than two years after the last Change of Control, the Corporation shall pay the Executive in a lump sum a "Severance Benefit" in cash equal to two (2) times the Executive's Total Compensation as of the time of such termination. If the Executive's employment is terminated during the period ending two years after the last Change of Control, the Corporation shall pay the Executive in a lump sum a "Severance Benefit" in cash equal to three (3) times the Executive's Total Compensation".

   SECTION 1.3(e) - delete.

C. SEVERANCE AGREEMENT BETWEEN AMERICAN EXPLORATION COMPANY AND
   CINDY LYNN GEROW

   PAGE 1, PARAGRAPH 1 - replace "T. Frank Murphy, an individual residing at 301 Maple Valley, Houston, Texas 77056 (the "Executive")" with "Cindy Lynn Gerow, an individual residing at 10909 Long Shadow Lane, Houston, Texas 77024 (the "Executive")".

   PAGE 1, PARAGRAPH 2 - replace "the Executive has been employed by the Corporation continuously since July 1, 1989" with "the Executive has been employed by the Corporation continuously since October 23, 1990".

   SECTION 1.3(e) - delete.

D. SEVERANCE AGREEMENT BETWEEN AMERICAN EXPLORATION COMPANY AND
   HARRY C. HARPER

   PAGE 1, PARAGRAPH 1 - replace "T. Frank Murphy, an individual residing at 301 Maple Valley, Houston, Texas 77056 (the "Executive")" with "Harry C. Harper, an individual residing at 2005 Park, Houston, Texas 77019 (the "Executive")".

   PAGE 1, PARAGRAPH 2 - replace "the Executive has been employed by the Corporation continuously since July 1, 1989" with "the Executive has been employed by the Corporation continuously since February 1, 1973".

   SECTION 1.3(e) - delete.

E. SEVERANCE AGREEMENT BETWEEN AMERICAN EXPLORATION COMPANY AND
   ROBERT R. MCBRIDE, JR.

   PAGE 1, PARAGRAPH 1 - replace "T. Frank Murphy, an individual residing at 301 Maple Valley, Houston, Texas 77056 (the "Executive")" with "Robert R. McBride, Jr., an individual residing at 543 Westminster Drive, Houston, Texas 77024 (the "Executive")".

   PAGE 1, PARAGRAPH 2 - replace "the Executive has been employed by the Corporation continuously since July 1, 1989" with "the Executive has been employed by the Corporation continuously since August 24, 1992".

   SECTION 1.3(e) - delete.

F. SEVERANCE AGREEMENT BETWEEN AMERICAN EXPLORATION COMPANY AND
   STEVEN L. MUELLER

   PAGE 1, PARAGRAPH 1 - replace "T. Frank Murphy, an individual residing at 301 Maple Valley, Houston, Texas 77056 ("the Executive")" with "Steven L. Mueller, an individual residing at 18006 Moss Point, Spring, Texas 77379 (the "Executive")".

   PAGE 1, PARAGRAPH 2 - replace "the Executive has been employed by the Corporation continuously since July 1, 1989" with "the Executive has been employed by the Corporation continuously since November 10, 1992".

   SECTION 1.3(e) - delete.

G. SEVERANCE AGREEMENT BETWEEN AMERICAN EXPLORATION COMPANY AND
   ELLIOTT PEW

   PAGE 1, PARAGRAPH 1 - replace "T. Frank Murphy, an individual residing at 301 Maple Valley, Houston, Texas 77056 (the "Executive")" with "Elliott Pew, an individual residing at 4 Wellington Lane, Conroe, Texas 77304 (the "Executive")".

   PAGE 1, PARAGRAPH 2 - replace "the Executive has been employed by the Corporation continuously since July 1, 1989" with "the Executive has been employed by the Corporation continuously since October 13, 1992".

   SECTION 1.3(e) - delete.